Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION ANNOUNCES STRONG PRELIMINARY YEAR-END RESULTS, HIGHLIGHTING OPERATIONAL TURNAROUND

Denver, Colorado – January 20, 2026 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) is pleased to announce preliminary fourth quarter production results from its Don David Gold Mine that are a significant improvement from previous quarters and represents 45% of the full-year production for 2025. The net result is a significantly improved year-end balance sheet with $25 million of cash and equivalents and no debt. During the quarter, the Company’s production profile has transitioned into more of a silver producer, accounting for about 80% of its revenue, including a record sale of 663,503 ounces of silver, 1,785 ounces of gold and a total gold equivalent (“AuEq”) ounces of 10,413. For the twelve months ending December 31, 2025, the Company sold 23,125 AuEq ounces.

“We are extremely pleased to report such a strong finish to 2025, reflecting the successful turnaround in operations and increasing ore production from the new Three Sisters area with higher grades and improved production, combined with record high metal prices,” said Allen Palmiere, President and CEO. “During the quarter, we realized an average sale price of $55 per ounce of silver and $4,234 per ounce for gold. In 2026, we expect continued leverage to the silver price with 40% of our production from the Three Sisters area. Overall, we are pleased with the mine’s performance, which reflects the execution of the operational plans and new equipment we outlined a year ago. I would like to thank the entire team for their focus and execution in delivering these outstanding operational results.”

Sales Statistics

	For the three months ended December 31,		For the nine months ended December 31,
	2025	2024	2025	2024
Metal produced and sold
Gold (ozs.)	1,785	960	4,944	8,598
Silver (ozs.)	663,503	184,804	1,461,898	817,333
Copper (tonnes)	80	82	240	641
Lead (tonnes)	253	548	1,014	2,173
Zinc (tonnes)	618	1,360	2,940	6,286
Average metal prices realized (1)
Gold ($ per oz.)	$4,234	$2,706	$3,657	$2,354
Silver ($ per oz.)	$55	$31	$45	$29
Copper ($ per tonne)	$11,224	$8,969	$10,181	$9,223
Lead ($ per tonne)	$1,981	$1,897	$1,938	$2,034
Zinc ($ per tonne)	$3,258	$3,062	$2,817	$2,804
Gold equivalent ounces sold
Gold Ounces	1,785	960	4,944	8,598
Gold Equivalent Ounces from Silver	8,628	2,125	18,181	9,982
Total AuEq oz	10,413	3,085	23,125	18,580

(1)	Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices. Our average metal prices realized will therefore differ from the average market metal prices in most cases.

Trending Production Statistics

	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025
Tonnes Milled
Tonnes Milled	83,690	80,367	56,906	63,479	65,131	85,888
Tonnes Milled per Day(2)	1,244	1,228	1,094	1,218	1,124	1,305
Grade
Average Gold Grade (g/t)	0.54	0.64	0.70	0.56	1.11	0.96
Average Silver Grade (g/t)	83	94	169	115	250	298
Average Copper Grade (%)	0.19	0.20	0.18	0.13	0.16	0.16
Average Lead Grade (%)	1.01	1.12	0.72	0.88	0.63	0.58
Average Zinc Grade (%)	2.63	2.73	1.68	2.72	1.57	1.22
Metal production (before payable metal deductions)(3)
Gold (ozs.)	944	1,258	903	758	1,646	1,993
Silver (ozs.)	194,525	210,581	257,285	196,435	453,057	687,523
Copper (tonnes)	93	88	54	50	73	87
Lead (tonnes)	576	678	272	373	241	306
Zinc (tonnes)	1,741	1,734	699	1,380	784	750

(2)	Based on actual days the mill operated during the period.
(3)	The difference between what we report as "Metal Production" and "Metal Sold" is attributable to the difference between the quantities of metals contained in the concentrates we produce versus the portion of those metals actually paid for according to the terms of our sales contracts. Differences can also arise from inventory changes related to shipping schedules, or variances in ore grades and recoveries which impact the amount of metals contained in concentrates produced and sold.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico. Under the direction of an experienced board and senior leadership team, the Company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit the Company’s website, located at www.goldresourcecorp.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking words such as “plan,” “target,” “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, (i) the preliminary fourth quarter production results and cash balance and (ii) the Company’s production expectations for 2026. All forward-looking statements in this press release are based upon information available to the Company as of the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties such as commodity price volatility, operating risks, risks related to political, regulatory and labor matters, market trends and conditions and other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. Forward-looking statements are subject to risks and uncertainties. Additional risks related to the Company may be found in the periodic and current reports filed with the SEC by the Company, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which are available on the SEC’s website at www.sec.gov.

Contacts:

Chet Holyoak

Chief Financial Officer

Chet.Holyoak@GRC-USA.com

www.GoldResourceCorp.com